Exhibit 5.1

February 25, 2021

Streamline Health Solutions, Inc.

11800 Amber Park Drive, Suite 125

Alpharetta, Georgia 30009

Ladies and Gentlemen:

We have acted as counsel to Streamline Health Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated February 25, 2021 (the “Prospectus Supplement”) to the prospectus dated September 19, 2019 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”) relating to the offer and sale by the Company of 8,750,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), which includes 1,312,500 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares. The Prospectus forms a part of the Company’s registration statement on Form S-3 (File No. 333-233727) (the “Registration Statement”), filed on September 12, 2019 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on September 19, 2019.

In our capacity as such counsel in rendering the opinions contained in this opinion letter, we have reviewed the following documents (herein collectively referred to as the “Documents”):

(i)	The Registration Statement;

(ii)	The Prospectus;

(iii)	The certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”), and the bylaws of the Company, as amended (the “Bylaws”);

(iv)	The certificate of the Secretary of State of the State of Delaware as to the formation and good standing of the Company under the laws of the State of Delaware as of February 25, 2021;

(v)	The resolutions, dated February 12, 2021, of the board of directors of the Company relating to the sale, issuance and registration of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

(vi)	A certificate executed by an officer of the Company, dated as of the date hereof; and

(vii)	Such other documents and matters we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

(i)	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

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(ii)	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

(iii)	Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding, and are enforceable in accordance with all stated terms.

(iv)	All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modifications of any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Our opinion is limited to and based solely upon the applicable provisions of the General Corporation Law of the State of Delaware. We express no opinion with respect to any other law. No opinion is expressed herein with respect to compliance with any federal or state securities laws, including the securities laws of the State of Delaware, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Delaware, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions that may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Based on and subject to the foregoing and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the issuance of the Shares has been duly authorized and, upon issuance and delivery against payment therefor in accordance with the Resolutions, the Registration Statement, the Prospectus, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is furnished to you in connection with the filing of the Prospectus Supplement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed as of the date hereof and incorporated by reference as an exhibit to the Registration Statement, and to the use of the name of our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ MORRIS, MANNING & MARTIN, LLP